Exhibit 21

Simpson Manufacturing Co., Inc. and Subsidiaries

List of Subsidiaries of Simpson Manufacturing Co., Inc.

At February 28, 2012

1.	Simpson Strong-Tie Company Inc., a California corporation

2.	Simpson Strong-Tie International, Inc., a California corporation

3.	Simpson Strong-Tie Canada, Limited, a Canadian corporation

4.	Simpson Strong-Tie Europe EURL, a French corporation

5.	Simpson Strong-Tie, S.A.S., a French corporation

6.	Simpson Strong-Tie Japan, Inc., a California corporation

7.	Simpson Strong-Tie Australia, Inc., a California corporation

8.	Simpson Strong-Tie A/S, a Danish corporation

9.	Simpson Strong-Tie GmbH, a German corporation

10.	Simpson Strong-Tie Sp.z,o.o., a Polish corporation

11.	Simpson France SCI, a French corporation

12.	Simpson Strong-Tie Australia Pty Limited, an Australian corporation

13.	Simpson Strong-Tie Mexico, S. de R.L. de C.V., a Mexican corporation

14.	Simpson Strong-Tie Asia Limited, a Hong Kong company

15.	Simpson Strong-Tie Asia Holding Limited, a Hong Kong company

16.	Simpson Strong-Tie (Beijing) Company Limited, a Chinese company

17.	Simpson Strong-Tie (Zhangjiagang) Co., Ltd., a Chinese company

18.	Simpson Strong-Tie Ireland Limited, an Irish company

19.	Ahorn-Geräte & Werkzeuge Vertriebs GmbH, a German company

20.	Simpson Strong-Tie s.r.o., a Czech company

21.	Societe Civile Immobiliere IMAG SCI, a French corporation

22.	Socom S.A.S., a French corporation

23.	Simpson Strong-Tie (New Zealand) Limited, a New Zealand company

24.	Simpson Strong-Tie Switzerland GmbH, a Switzerland company

25.	S&P Clever Reinforcement Company AG, a Switzerland company

26.	S&P Reinforcement International AG, a Switzerland company

27.	S&P Handels GmbH, an Austrian company

28.	S&P Clever Reinforcement GmbH, a Germany company

29.	S&P Clever Reinforcement Company Benelux B.V., a Dutch company

30.	S&P Reinforcement Sp. z o.o., a Polish corporation

31.	Clever Reinforcement Iberica — Materiais de Construção, Lda., a Portugal private limited liability company